Exhibit 5.1

Powell Goldstein LLP
One Atlantic Center
Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, GA  30309-3488

December 10, 2004

Omega Healthcare Investors, Inc.
Suite 100
9690 Deereco Road
Timonium, Maryland 21093

Re: Registration Statement on Form S-3 (File No. 333-117655)

Ladies and Gentlemen:

We have served as counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the "Company"), in connection with the proposed issuance and sale of up to 3,500,000 shares of common stock, $.10 par value per share ("Common Stock"), of the Company and up to 525,000 shares of Common Stock to cover over-allotments, if any, all of which shares (the "Shares") are to be sold by the Company. The Shares are being offered in a public offering pursuant to the Company's Registration Statement on Form S-3 (File No. 333-117655) as filed with the Securities and Exchange Commission (the "Registration Statement") on July 26, 2004 and amended on August 25, 2004.

We have examined the Company's Charter and Bylaws. We have also examined an executed copy of the Registration Statement. We have examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland, in good standing, and duly authorized to transact business in the State of Maryland, and such other documents and records of corporate proceedings as we have deemed necessary to our opinion expressed herein.

We have also assumed for purposes of this opinion that the Shares will not be issued or transferred in violation of any provision or limitation contained in the Company's Charter. We have further assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. This opinion is limited to substantive laws of the State of Maryland and federal laws of the United States of America. Except as otherwise indicated herein, we have not undertaken any independent investigation of factual matters.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that upon payment for and delivery of the Shares as contemplated by the prospectus and the prospectus supplement constituting part of the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K and to the reference to our firm under the heading "Legal Matters" in the prospectus and the prospectus supplement constituting part of the Registration Statement. We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the rules and regulations thereunder.

Very truly yours,
/s/ Powell Goldstein LLP